UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 2, 2012 (June 28, 2012)

HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2012, Healthways, Inc. (the “Company”) announced the departure of Thomas Cox, Vice President and Chief Operating Officer, Domestic, effective as of July 31, 2012 (the “Effective Date”).  Mr. Cox will provide transitional support and assistance to the Company until October 31, 2012.

In connection with the departure of Mr. Cox, the Company and Mr. Cox entered into a Severance Agreement and General Release, dated as of June 28, 2012 (the “Severance Agreement”).  The Severance Agreement includes a general release of claims by each party and provides that the confidentiality, non-competition and non-solicitation provisions in the Employment Agreement between the Company and Mr. Cox and in certain equity award agreements to which Mr. Cox is a party will continue in effect for fifteen (15) months following the Effective Date, subject to certain exceptions.  In exchange, the Company will (i) continue to pay Mr. Cox his current base salary and benefits through the Effective Date; (ii) pay Mr. Cox an aggregate of $584,375, representing an amount equal to his base salary as of the Effective Date for a total of fifteen (15) months; (iii) pay Mr. Cox an aggregate of $84,883, representing the accelerated vesting of the first tranche of the performance cash award granted pursuant to that certain Performance Cash Award Agreement, dated as of February 24, 2010, between the Company and Mr. Cox; (iv) accelerate the vesting of those restricted stock units set forth in the Severance Agreement; and (v) pay Mr. Cox amounts to which Mr. Cox is entitled to receive pursuant to the Amended and Restated Corporate and Subsidiary Capital Accumulation Plan as of the Effective Date.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Severance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:
Exhibit 10.1	Severance Agreement and General Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine
Alfred Lumsdaine
Chief Financial Officer
Date:  July 2, 2012

EXHIBIT INDEX

Exhibit 10.1	Severance Agreement and General Release